Exhibit 5.1

910 LOUISIANA STREET HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

April 30, 2025
LGI Homes, Inc.
1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380
Ladies and Gentlemen:
As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by LGI Homes, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 500,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) that may be sold under the LGI Homes, Inc. 2016 Employee Stock Purchase Plan, as amended (the “Plan”), certain legal matters in connection with the Shares subject to original issuance by the Company therewith are being passed upon for you by us. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Company’s Certificate of Incorporation and Bylaws, each as amended to date, (ii) the Plan, (iii) corporate records of the Company, including minute books of the Company, as furnished to us by the Company, (iv) certificates of public officials and of representatives of the Company, (v) the Registration Statement, including the exhibits contained therein relating to the Shares, and (vi) statutes and other records, certificates, instruments and documents as we have deemed necessary or advisable as a basis for the opinions hereinafter expressed.
In making our examination, we have assumed, with your consent and without independent investigation or verification, the legal capacity and competency of all natural persons, that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals of such documents and that all information submitted to us is accurate and complete. We have also assumed, as to factual matters, with your consent and without independent investigation or verification, the truth and accuracy of the certificates, statements or other representations of officers or other representatives of the Company and of governmental and public officials. In addition, we have assumed for purposes of this opinion letter that (i) the Shares will be issued pursuant to the provisions of the Plan; (ii) the consideration received by the Company for the Shares will not be less than the par value of the Shares; and (iii) at or prior to the time of the delivery of any Shares, the Registration Statement will be effective under the Act.

LGI Homes, Inc.	2	April 30, 2025

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, in the case of Shares originally issued by the Company pursuant to the provisions of the Plan, the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued from time to time in accordance with the provisions of the Plan, including, without limitation, upon payment for such Shares as provided in the Plan, such Shares will be validly issued, fully paid and nonassessable.
The opinions set forth above in this opinion letter are limited to the original issuance of Shares by the Company and do not cover shares of Common Stock delivered by the Company out of shares reacquired by it.
The opinions set forth above in this opinion letter are limited in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof. We express no opinion as to the law of any other jurisdiction.
We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,

/s/ Baker Botts L.L.P.